Exhibit 10.3

EXECUTION

November 3, 2016

Max Downing

Dear Max:

Reference is made to the Agreement and Plan of Merger by and among Lattice Semiconductor Corporation (the “Company”), Canyon Bridge Acquisition Company, Inc. (“Parent”) and the other parties thereto, dated as of November 3, 2016 (the “Merger Agreement”), the Employment Agreement, dated November 3, 2016, by and between you and the Company (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein have the meaning set forth in the Merger Agreement.

In consideration of your continued employment with the Company following the Effective Time and your receipt of consideration in the Merger in respect of your Company RSUs and your Company Stock Options, you hereby agree and acknowledge that, effective as of the Closing Date, you waive any right you may have to any payments and benefits, whether under your Employment Agreement, any compensatory equity award agreement or otherwise, as a result of, or in connection with, a diminution or adverse change to your duties, authority, title or responsibilities in connection with the Merger, including, for the avoidance of doubt, your right to receive the termination benefits described in Section 6 of the Employment Agreement upon a termination of your employment with the Company for Good Reason (as defined in the Employment Agreement). You acknowledge and agree that the changes to your duties, authority, title and responsibilities as of immediately following the Closing Date that occur as a result of the Merger, or as a result of the Company no longer being a publicly traded/listed corporation, do not constitute Good Reason.

This Letter Agreement will be null, void and have no force and effect if the Merger Agreement is terminated and the Merger does not occur. You acknowledge and agree that this Letter Agreement is intended to be a material inducement for Parent to enter into the Merger Agreement and effect the transactions contemplated thereby, and Parent is relying on your execution and delivery of this Letter Agreement in determining whether to proceed to consummate the Merger. You also acknowledge and agree that your continued employment with the Company following the Effective Time and your receipt of consideration in the Merger in respect of your Company RSUs and your Company Stock Options represents material and sufficient consideration for this Letter Agreement. By agreeing to this Letter Agreement, you further hereby waive and release any and all known or unknown rights to assert a claim that the consummation of the Merger, or changes to the terms and conditions of your employment as a result of the Merger, and made as a (direct or indirect) result of the Merger, constitute Good Reason under the Employment Agreement (as amended by this Letter Agreement).

This Letter Agreement, together with the Employment Agreement, represents the entire agreement and understanding between the Company, Parent and you as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Letter Agreement may be modified only by written agreement executed the Company, Parent and you that is designated as a further amendment to this Letter Agreement. You acknowledge and agree that you are entering into this Letter Agreement voluntarily and without duress, and that nothing in this Letter Agreement constitutes “Good Reason” as defined under your Employment Agreement.

[Signature page follows]

Please sign below to indicate your acknowledgment and acceptance of the terms of this Letter Agreement.

Very truly yours, LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Darin G. Billerbeck
Name: Darin G. Billerbeck
Title: President & CEO

Please sign below to indicate your acknowledgment and acceptance of the terms of this Letter Agreement.

Very truly yours, CANYON BRIDGE ACQUISITION COMPANY, INC.

By:	/s/ Benjamin Bin Chow
Name: Benjamin Bin Chow
Title: President

Please sign below to indicate your acknowledgment and acceptance of the terms of this Letter Agreement.

Agreed to and acknowledged as of the 3 day of November, 2016:

/s/ Max Downing
Name: Max Downing